+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

        OMB APPROVAL
-----------------------------
OMB NUMBER:  3235-0287
Expires:   December 31, 2001
Estimated average burden
hours per response ...... 0.5
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(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Dunseith                        S.                             Michael
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        (Last)                      (First)                        (Middle)

    3700 Koppers Street
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                                   (Street)

    Baltimore                       MD                             21227
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Environmental Elements Corporation
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   ###-##-####
                                                                  --------------

4.  Statement for Month/Year  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    Executive Vice President and Assistant Secretary
    ----------------------------------------------------------------------------

7.  Individual of Joint/Group Filing (Check Applicable Line)

         Form filed by One Reporting Person
    ---

         Form filed by More than One Reporting Person
    ---

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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COMMON STOCK          12/1/99    I               4,188         A         $2.16     7,709*                   I          401(k)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).



Potential persons who are to respond to the collection of                 (Over)
information contained in this form are not required to respond   SEC 1474 (3-99)
unless the form displays a currently valid OMB-control number.

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (I)
                                                                                            (Instr. 4)       (Instr. 4)
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Explanation of Responses:

* Includes 562 matching company shares acquired from April 1, 1999 to December 7, 1999

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  /s/ S. Michael Dunseith          12-13-99
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                    S. Michael Dunseith